Exhibit 99.1
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

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IN RE FUNERAL CONSUMERS	)	CIVIL ACTION NO.
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ANTITRUST LITIGATION	)	4:05-cv-03394 (KMH)
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	)	FIRST AMENDED CONSOLIDATED
	)	CLASS ACTION COMPLAINT

          Plaintiffs Funeral Consumers Alliance, Inc. (“ FCA” ), Gloria Jaccarino Bender, Anthony J. Jaccarino, John Clark, Donna Sprague, Nancy and Ira Helman, Donald Sprague, Maria and Tony Magsarili, Frances H. Rocha, Marsha Burger, Sandra Gonzalez, Deborah Winch, Anna Kain and Gay Holtz (collectively, the “Consumer Plaintiffs”), on behalf of themselves and those similarly situated, upon knowledge with respect to their own acts and upon information and belief with respect to all other matters, allege in their First Amended Consolidated Class Action Complaint against defendants Service Corporation International (“SCI”), Alderwoods Group, Inc. (“Alderwoods”), Stewart Enterprises, Inc. (“Stewart”) (collectively, the “Funeral Home Defendants”), Hillenbrand Industries, Inc. (“Hillenbrand”), and Batesville Casket Company (“Batesville”), as follows:
SUMMARY OF CLAIMS
     1. The anticompetitive and anti-consumer practices that have been rife within the funeral industry for decades are well-known. Consumers of funeral products and services, who are under severe emotional distress and time pressure at the time of purchase, have been easily and routinely preyed upon. Nowhere have such predatory tactics been on greater display than in the sale of caskets by funeral homes.
     2. In an attempt to protect consumers from these tactics, the Federal Trade Commission (the “FTC”) enacted the Funeral Industry Practices Trade Regulation Rule, 16 C.F.R. Part 453 (1982). The so-called Funeral Rule, among other things, prohibits funeral homes from refusing to service or from otherwise penalizing consumers who purchase caskets from independent casket discounters (“ICDs”) — third-party sellers of caskets unaffiliated with a licensed funeral home. It also prohibits funeral homes from requiring consumers to purchase funeral packages that force them to buy goods that they do not want, such as caskets.
     3. Despite the Funeral Rule’s prohibitions, defendants Stewart, Alderwoods, SCI, Batesville and their co-conspirators, have entered into horizontal conspiracies to suppress competition in the sale of caskets to consumers and to fix and maintain their casket pricing above competitive levels. Batesville entered into these conspiracies and engaged in the anticompetitive conduct described herein with the approval of its alter ego and corporate parent, defendant Hillenbrand.
     4. Specifically, in furtherance of these conspiracies, Stewart, Alderwoods, SCI, Batesville and their co-conspirators have engaged in three types of anticompetitive conduct. First, they have entered into a group boycott to prevent ICDs from selling Batesville caskets — the dominant brand of casket — as well as certain other brand-name caskets. Consequently, ICDs are foreclosed from competing for the hundreds of thousands of consumers that purchase these caskets every year. This group boycott is an open secret in the funeral industry. Verifying the existence of this boycott, the executive director of one of the industry’s leading trade organizations referred to it as part of the industry’s “unwritten tradition.”
     5. Second, Stewart, Alderwoods, SCI, Batesville and their co-conspirators have entered into an agreement to collectively disparage ICDs and the caskets they sell. This campaign of disparagement is facilitated by the group boycott which ensures that ICDs do not sell the same caskets that are sold by the Funeral Home Defendants and their co-conspirators. In furtherance of this campaign, each of these defendants has made disparaging remarks to consumers about ICDs and the caskets that they sell. Moreover, the following statement made by a spokesperson for the California Funeral Directors Association—an association that is governed and/or substantially influenced by Stewart, Alderwoods, SCI and their funeral home co-conspirators — exemplifies the comments made pursuant to this agreement: “The caskets you get online [from ICDs] are inferior, yes they are. They’re not as good at all .... I wouldn’t want to get a casket online — it might be from Mexico!” Another example of the types of comments made in furtherance of this agreement appeared in Funeral Service Insider — one of the industry’s leading publications. There, one SCI-affiliated funeral home advised other funeral homes to tell consumers that all ICDs “ care[] about [is] one thing and one thing only: Your Money,” (Bolded in original.)
     6. Third, Stewart, Alderwoods, SCI and their co-conspirators have collectively engaged in concerted efforts to restrict casket price competition and coordinate their casket pricing. These efforts include restricting or preventing price advertising of caskets — a practice the FTC recently and successfully challenged; sharing casket price information; and promoting and employing sham discounting of funeral package purchases (which steers consumers away from purchasing ICD caskets).
     7. Defendants’ anticompetitive conduct has been facilitated by meetings and seminars held or sponsored by industry trade associations governed and/or substantially influenced by Stewart, Alderwoods, SCI and their co-conspirators.
     8. Defendants’ anticompetitive conduct has substantially foreclosed ICDs from competing in the casket market, and has allowed Stewart, Alderwoods and SCI to fix and maintain artificially high prices for caskets. Over the course of the relevant damages period, Stewart, Alderwoods and SCI have overcharged consumers hundreds of millions, if not billions, of dollars for caskets.
     9. FCA, the leading organization dedicated to protecting the rights of funeral consumers, and the individual Consumer Plaintiffs on behalf of themselves and a putative Class of all those similarly situated, bring this action to enjoin this anticompetitive conduct and to recover damages for the illegal overcharges that the Class has incurred.
JURISDICTION AND VENUE
     10. This Complaint is filed under Section 16 of the Clayton Act, 15 U.S.C. § 26, to prevent and restrain violations of Sections 1 and 2 of the Sherman Act, 15 U.S.C. §§ 1, 2, and for damages under Section 4 of the Clayton Act, 15 U.S.C. § 15. This Complaint is also brought under California’s Unfair

Competition Law, Section 17200 of the Business and Professions Code. This Court has jurisdiction over the federal antitrust law claims alleged herein under 28 U.S.C. §§ 1331, 1337, 2201, 2202. This Court has supplemental jurisdiction over the state law claim under 28 U.S.C. § 1367.
     11. Defendants, through their ownership of funeral homes, their servicing of funeral customers, and their sale of caskets, are found and transact substantial business in this state and district. In addition, SCI is headquartered hero.
     12. Substantial interstate trade and commerce involved in and affected by the alleged violations of antitrust law occurs within this district, including the annual sale of thousands of Batesville caskets to consumers that reside in this district. The acts complained of have had, and will have, substantial anticompetitive effects in this district.
     13. All parties agree that venue is proper in this district under 28 U.S.C. § 1391 and 15 U.S.C. §§ 15, 22, 26.
THE PARTIES
A.	Plaintiffs
     14. FCA is a not-for-profit corporation organized and existing under the laws of the State of Pennsylvania. Its principal place of business is located at 33 Patchen Road, South Burlington, Vermont.
     15. FCA, whose predecessor-in-interest was founded in 1963, is comprised of nonprofit entities, including memorial societies, that provide consumers with information on funeral-related goods and services. FCA’s purpose and mission is to protect, promote, foster and advance the interests of its members and consumers of funeral products and services. It is the only national organization dedicated to protecting consumer rights in the deathcare industry. FCA has approximately 400,000 individual consumer members nationwide. FCA’s members include consumers that have purchased, or in the future will likely purchase, caskets from funeral homes owned and operated by Stewart, Alderwoods, and SCI.
     16. FCA is empowered by its members and bylaws, through the action of its Board of Directors, to engage in lawful acts necessary, suitable and useful to the attainment of FCA’s mission.
     17. Having found that consumers (including FCA consumer members) that have purchased caskets from the Funeral Home Defendants have suffered injury, and that consumers (including FCA members) continue to incur threatened injury as a result of the challenged conspiracy, FCA’s Board of Directors voted to join in this action as a plaintiff and to seek declaratory and injunctive relief under the antitrust laws on behalf of its members.
     18. Gloria Jaccarino Bender and Anthony J. Jaccarino are residents of New York. On July 16, 2004, the Jaccarinos purchased a Batesville “Delray” casket from Casey Funeral Home (“Casey”) for their mother, Lucy Denning. Casey is owned and operated by defendant SCI and is located at 350 Slosson Avenue, Staten Island, New York. Ms. Denning had died four days earlier, on July 12, 2004, unexpectedly from a heart attack. Although Ms, Denning was to be cremated, Casey required the Jaccarinos to purchase a casket for her and only offered them two models from which to choose. The Jaccarinos paid $2,095 while still in a grieving state over the death of their mother. This price was artificially high because of defendants’ anticompetitive conduct.
     19. John Clark is a resident of California. On April 16, 2004, Mr. Clark purchased a Batesville “Woodbridge” casket for his terminally ill wife, Yvonne Clark, from Dilday Brothers Mortuary (“Dilday”). Dilday is owned and operated by defendant Stewart and is located at 17911 Beach Boulevard, Huntington Beach, California. Ms. Clark died five days later, on April 21, 2004. Mr. Clark paid $3,695 for the casket. This price was artificially high because of defendants’ anticompetitive conduct.
     20. Donna Sprague is a resident of New York. On February 25, 2003, Ms. Sprague purchased a Batesville “Churchill” casket from James D. Barrett Funeral Home (“Barrett”) for her husband, Robert Sprague, who had died the same day. Barrett is owned and operated by defendant SCI and is located at 1004 Lake Street, Elmira, New York. Ms. Sprague paid $2,195 for the casket while still in a grieving state over the death of her husband. This price was artificially high because of defendants’ anticompetitive conduct.

     21. Nancy and Ira Helman are residents of Florida. On November 15, 2002, the Helmans purchased a Batesville casket from Deltona Memorial Funeral Home (“Deltona”) for Mr. Helman’s mother, Shirley Helman, who had died the previous day. Deltona is owned and operated by defendant SCI and located at 1295 Saxon Boulevard, Orange City, Florida. The Helmans paid $2,395 for the casket while still in a grieving state over the death of Mr. Helman’s mother. This price was artificially high because of defendants’ anticompetitive conduct.
     22. Donald Sprague (no relation to plaintiff Donna Sprague) is a resident of Florida. On November 15, 2002, Mr. Sprague purchased a Batesville “Cottage Rose” casket from Arlington Park Funeral Home (“Arlington”) for his mother, Myrtle Sprague, who had died the previous day. Arlington is owned and operated by defendant Stewart and is located at 6920 Lone Star Road, Jacksonville, Florida. Mr. Sprague paid $3,445 for the casket while still in a grieving state over the death of his mother. This price was artificially high because of defendants’ anticompetitive conduct.
     23. Maria Magsarili and her son, Tony Magsarili, are residents of Washington state. On April 22, 2002, they purchased a Batesville “Model D73 Majestic Blue” casket from Green Funeral Home (“Green”) for their husband and father, Oscar Magsarili, who had died unexpectedly three days earlier. At the time of the Magsarilis’ purchase, Green was owned and operated by defendant Alderwoods and located at 1215-145th Place, S.E., Bellevue, Washington. Defendant SCI currently owns and operates a funeral home at the former Green location. The Magsarilis’ paid $3,570 for the casket while still in a grieving state over the death of their husband and father. This price was artificially high because of defendants’ anticompetitive conduct.
     24. Frances H. Rocha is a resident of Bowie, Maryland. On December 8, 2003, Ms. Rocha purchased a Batesville “Model 024 841 D Crystal” casket from Robert E. Evans Funeral Home (“Evans”) for her son, Richard Robert Rocha, Jr., who died the previous day. Evans is owned and operated by defendant Alderwoods and located at 1600 Annapolis Road, Bowie, Maryland. Ms. Rocha paid $2,695 for the casket while still in a grieving state over the death of her son. This price was artificially high because of defendants’ anticompetitive conduct.
     25. On October 9, 2004, Ms. Rocha also purchased from Evans a Batesville “Model UGI 828” casket for her husband, Richard Robert Rocha, Sr., who died the previous day. Ms. Rocha paid $3,645 for the casket while still in a grieving state over the death of her husband. This price was artificially high because of defendants’ anticompetitive conduct.
     26. Marsha Burger is a resident of New York. On December 26, 2003, Ms. Burger purchased a Batesville “Model 043” casket from I.J. Morris, Inc. (“Morris”) for her father, Murray Zwerling, who died the previous day. Morris is owned and operated by defendant SCI and is located at 46 Greenwich Street, Hempstead, New York. Ms. Burger paid $3,145 for the casket while still in a grieving state over the death of her father. This price was artificially high because of defendants’ anticompetitive conduct.
     27. Sandra Gonzalez and Deborah Winch are residents of Ohio. On April 25, 2005, Ms. Gonzalez and Ms. Winch purchased a Batesville “Athena” casket from DiCicco & Sons Funeral Home (“Di Cicco & Sons”) for Ms. Gonzalez’s mother and Ms. Winch’s grandmother, Helen A. Palermo, who died two days earlier. DiCicco & Sons is owned and operated by defendant Alderwoods and is located at 5975 Mayfield Road, Mayfield Heights, Ohio. Ms. Winch and Ms. Gonzalez paid $2,195 for the casket while still in a grieving state over the death of their mother and grandmother. This price was artificially high because of defendants’ anticompetitive conduct.
     28. Anna Kain is a resident of New Jersey. On December 16, 2002, Ms. Kain purchased a Batesville “Silver G 90” casket from Lamb Funeral Chapel (“Lamb”) for her husband, Edward Kain, who died two days earlier. Lamb is owned and operated by defendant SCI and is located at 101 Byberry Road, Huntington Valley, Pennsylvania. Ms. Kain paid $2,695 for the casket while still in a grieving state over the death of her husband. This price was artificially high because of defendants’ anticompetitive conduct.
     29. Gay Holtz is a resident of New York. On December 26, 2001, Ms. Holtz purchased a Batesville “Neopolitan” casket from O’Neill-Redden-Drown Funeral Home (“O’Neill”) for her mother, Viola

Duquette, who died the previous day. O’Neill is owned and operated by defendant Alderwoods and is located at 94 Court Street, Plattsburg, New York. Ms. Holtz paid $3,445 for the casket while still in a grieving state over the death of her mother. This price was artificially high because of defendants’ anticompetitive conduct.
B.	Defendants
     30. SCI is a corporation organized and existing under the laws of the State of Texas. Its principal place of business is 1929 Allen Parkway, Houston, Texas. SCI is the largest owner and operator of funeral homes in the United States, owning and operating roughly 1,200 funeral homes in the United States. According to its 2003 Annual Report, SCI operates a “network that cannot be duplicated.” SCI funeral homes are largely clustered in major metropolitan areas throughout the United States. SCI, through its various funeral home locations, sells tens of thousands of Batesville caskets annually in the United States. SCI’s 2004 revenues were roughly $1.86 billion.
     31. Alderwoods is a corporation organized and existing under the laws of the State of Delaware. Its principal place of business is 311 Elm Street, Suite 1000, Cincinnati, Ohio. Alderwoods is the second largest owner and operator of funeral homes in the United States, owning and operating roughly 710 funeral homes in the United States. Alderwoods funeral homes are largely clustered in major metropolitan areas throughout the United States. Alderwoods, through its various funeral home locations, sells tens of thousands of Batesville caskets annually in the United States. Alderwoods’ 2004 revenues were roughly $715 million.
     32. Stewart is a corporation organized and existing under the laws of the State of Louisiana. Its principal place of business is 1333 South Clearview Parkway, Jefferson, Louisiana. Stewart is the third largest owner and operator of funeral homes in the United States, owning and operating roughly 240 funeral homes in the United States. Stewart funeral homes are largely clustered in major metropolitan areas throughout the United States. Stewart, through its various funeral home locations, sells tens of thousands of Batesville caskets annually in the United States. Stewart’s 2004 revenues were roughly $515 million.
     33. Batesville is a corporation organized and existing under the laws of the State of Indiana. Its principal place of business is One Batesville Boulevard, Batesville, Indiana. Batesville is wholly-owned and controlled by Hillenbrand, a corporation organized and existing under the laws of the State of Indiana. Hillenbrand has assented to Batesville’s participation in the conspiracies at issue.
     34. Batesville manufactures and sells various funeral service products throughout the United States. It is the largest casket manufacturer in the United States, selling hundreds of thousands of caskets annually. Batesville manufactures approximately 45% of the caskets sold to consumers in the United States. Batesville does not sell its caskets directly to consumers, nor does Batesville sell its caskets to ICDs. Batesville only sells its caskets to licensed funeral directors operating licensed funeral homes.
     35. Virtually all of the caskets sold by Stewart, Alderwoods and SCI are Batesville caskets. The Funeral Home Defendants are the three largest distributors of Batesville caskets in the United States.
CO-CONSPIRATORS
     36. Various persons, firms, corporations, organizations and other business entities — including funeral homes throughout the United States — have participated as co-conspirators in the violations alleged herein and have performed acts in furtherance of the conspiracies. Some of these persons, firms, corporations, organizations and business entities are known and some are unknown.
     37. Among the co-conspirators is the National Funeral Directors Association (the “NFDA”), the “leading funeral service organization in the United States.” The NFDA represents thousands of funeral home members including those owned by the Funeral Home Defendants.
     38. Through its sponsorship of seminars and conferences, its promotion of practice materials and guides, and its involvement in other industry activities, the NFDA has participated in and facilitated the anticompetitive conduct alleged herein.
     39. The NFDA is governed by both an Executive Board and a Policy Board on which Stewart,

Alderwoods and SCI have been widely represented.
     40. Among the NFDA’s membership are Funeral Director Associations (“FDAs”) from each of the fifty states. Several of these state FDAs have also taken part in the conspiratorial acts alleged herein. Other local or regional FDAs have also participated in these conspiracies. Stewart, Alderwoods and SCI have also been widely represented in the membership and on the governing boards of these state, regional and local FDAs.
     41. The anticompetitive conduct of Stewart, Alderwoods, SCI and their co-conspirators has been facilitated by meetings and seminars held or sponsored by these FDAs.
     42. Also included among the co-conspirators are many of the hundreds of non SCI-owned funeral homes that are Dignity Memorial partners with SCI. Through their operations and pricing which SCI develops, influences, and/or controls, these funeral homes have participated in and facilitated the anticompetitive conduct alleged herein.
     43. The Aurora Casket Company (“Aurora”), The York Group, Inc. (“York”) and certain other casket manufacturers are additional co-conspirators in the conduct alleged in this action. While substantially smaller than Batesville, Aurora and York are the next largest casket manufacturers in the United States. Like Batesville, Aurora and York do not sell caskets to ICDs. They only sell them to licensed funeral directors operating licensed funeral homes. The Funeral Home Defendants do not sell Aurora and York caskets; however, many of their co-conspirators do.
FACTUAL BACKGROUND
     44. The FTC has attempted to regulate the funeral industry for more than twenty years. Through its creation and enforcement of the Funeral Rule, the FTC has attempted to curb the anticompetitive practices engaged in by defendants and their co-conspirators. The FTC has specifically targeted its efforts to protecting competition and consumer choice in the casket market. Despite these efforts, defendants and their co-conspirators have, through the anticompetitive acts described herein, been successful in suppressing competition in the casket market and fixing and maintaining supracompetitive prices for the caskets they sell.
A.	The FTC’s Funeral Rule
     45. In 1972, the FTC began a decade-long investigation of funeral practices in the United States. The FTC’s investigation uncovered the existence of a number of wide-spread anticompetitive practices. These practices included offering consumers only pre-packaged funerals that forced them to purchase goods and services they did not want. They also included misrepresenting that certain goods and services, such as embalming, or a casket for direct cremation, were required purchases.
     46. As a result of the investigation, the FTC enacted the Funeral Rule which became effective on April 30, 1984. The Funeral Rule set forth a number of requirements and prohibitions for funeral providers to remedy their unfair practices. In particular, the Funeral Rule required funeral homes to unbundle their pre-packaged funerals and to give consumers an itemized price listing of every good and service the funeral home sold.
     47. As the FTC made clear in the Funeral Rule’s original Statement of Basis and Purpose, the rule was premised on the particularly vulnerable state of funeral consumers that makes them “unusually susceptible to influence from the funeral director’s advice:”
The Rule was premised on evidence that consumers are uniquely disadvantaged when they purchase funeral services after the death of a loved one. The bereaved usually must arrange to have the body removed within hours after the death, and make final arrangements within 24 to 48 hours — a period during which they are often suffering from shock and intense grief.... The strain is compounded by inexperience — fewer than half of all adults had arranged a funeral, and only 25% of adults had done so more than once.
B.	Entry of ICDs
     48. One of the principal wrongs the FTC attempted to remedy through the Funeral Rule was the universal industry practice of tying the purchase of funeral services with the purchase of caskets. The FTC was particularly concerned about the sale of caskets because they typically represent the largest price component of a funeral (roughly half), costing in the thousands of dollars. For many consumers, a casket can be one of the most expensive purchases they will ever make.
     49. By prohibiting these tying practices, the Funeral Rule attempted to “lower barriers to price competition” and “facilitate informed consumer choice.” It also provided a catalyst for ICDs to enter the market. After the enactment of the Funeral Rule, ICDs emerged as an alternative, less expensive means of purchasing caskets.
     50. ICDs have taken a variety of forms. Some are physical establishments. Some are Internet-based. Others are a combination of the two. Regardless of their form, ICDs are neither owned, managed, nor controlled by or in any way affiliated with a licensed funeral home.
     51. In Pennsylvania Funeral Directors Association, Inc. v. Federal Trade Commission, 41 F.3d 81 (3d Cir. 1994), the Third Circuit described the entry of ICDs into the casket market as follows:
Prior to the enactment of the Funeral Rule, funeral service providers (i.e., funeral homes) were virtually the only parties selling funeral goods. However, after the implementation of the Funeral Rule, the way was paved for third parties to provide various funeral goods — namely caskets. Because funeral service providers could no longer require a consumer to purchase a casket in order to receive any other funeral service, third parties stepped into the markets ....
Id. at 84.
     52. As the FTC anticipated, and consistent with one of the principal goals of the Funeral Rule, the prices charged by ICDs are considerably lower than those charged by funeral homes. The FTC has noted that “third-party casket sellers typically charge significantly lower prices than do funeral homes for comparable caskets.”
     53. The lower casket pricing by ICDs has been recognized by every court that has considered the issue. See, e.g., Pennsylvania Funeral Directors, 41 F.3d at 84 (“The third parties began selling caskets ... usually at a substantially lower price than did the funeral homes.”); Craigmiles v. Giles, 312 F.3d 220, 224 (6th Cir. 2002) (“funeral home operators generally mark up the price of caskets 250 to 600 percent, whereas casket retailers sell caskets at much smaller margins”).
C.	The Imposition of “Casket Handling Fees” to Quash ICD Competition

     54. In response to the competitive threat posed by the entry of ICDs, funeral homes adopted the practice of imposing extra charges or “casket handling fees” on consumers who chose to purchase their caskets from ICDs.
     55. The FTC found that this new anticompetitive practice was wide-spread and frustrated the anti-tying provisions of the Funeral Rule:
The Commission has concluded that substantial “casket handling fees” are imposed on consumers by a significant proportion of providers wherever third-party casket sellers exist, and, as a result, frustrate the Rule’s “unbundling” requirements and result in the reduction of potential competition in the sale of caskets fostered by the Funeral Rule.
     56. The imposition of “casket handling fees” had the effect of negating most, if not all, of the cost savings a consumer would otherwise realize from purchasing the less expensive casket offered by an ICD. In fact, as the court noted in Pennsylvania Funeral Directors, these fees sometimes resulted in a higher overall price for an ICD casket compared to a funeral home casket. 41 F.3d at 84. According to the Court, with “casket handling fees,” what the funeral providers were essentially telling consumers was “either buy your casket here, or we’ll charge you for it anyway.” Id. at 89 n.10.
     57. The FTC concluded that these fees served no purpose other than to penalize consumers who chose to purchase their caskets from ICDs: “The fee, in any amount, penalizes consumers for exercising their choice afforded by the [Funeral] Rule.”
     58. “Casket handling fees” achieved their desired effect; namely, quashing the growth of ICDs. According to the FTC: “Casket sales by third parties have declined as a result, and several retailers have curtailed their marketing efforts or withdrawn from the market.”
D.	The 1994 Amendment to the Funeral Rule
     59. The FTC amended the Funeral Rule in 1994 to ban “casket handling fees.” The ban was designed to guarantee that consumers would benefit from real choice and price competition. In upholding the validity of the ban, the Third Circuit described the increased competition and lower prices that would result therefrom:
Consumers will have increased choice in the purchase of caskets. Consumers will not be penalized for exercising that choice. Additionally, competition in the market for caskets can be expected to increase with the ban in effect, given the fact that many third party casket sellers went out of business as a result of casket handling fees. Increasing competition in the casket market is likely to drive the cost of caskets down. All consumers will benefit from this result.
Pennsylvania Funeral Directors, 41 F.3d at 90-91.
     60. Following the 1994 ban on “casket handling fees,” numerous ICDs entered the casket market. This entry was facilitated by the growth of the Internet as a vehicle for consumer purchasing. However, defendants and their co-conspirators have engaged in a series of new anticompetitive practices to again thwart the competitive threat posed by ICDs and to fix and maintain their casket prices at supracompetitive levels.
ANTICOMPETITIVE CONDUCT
     61. Despite the efforts of the FTC, Stewart, Alderwoods, SCI, Batesville and their co-conspirators have been successful in suppressing competition in the casket market and fixing and maintaining supracompetitive prices for caskets. They have accomplished this in three principal ways. First, they have engineered and participated in a group boycott to restrict the ability of ICDs to sell Batesville caskets, the dominant brand of casket, as well as certain other casket brands such as Aurora and York. Second, they have collectively agreed to engage in a campaign of disparagement against ICDs and the caskets they sell, and each defendant has committed acts of disparagement in furtherance of this campaign. Third, Stewart, Alderwoods and SCI have collectively agreed to restrict price competition through coordinating their casket pricing, and each has acted in furtherance of this agreement through such actions as restricting price advertising, sharing pricing information and sham discounting.
     62. Defendants’ anticompetitive conduct has foreclosed ICDs from competing in the casket market, and has reduced competition among the Funeral Home Defendants and their co-conspirator funeral homes. As a result, consumers have been forced to pay supracompetitive prices for defendants’ caskets.

These prices are substantially higher — by hundreds, if not thousands of dollars per casket — than those charged by ICDs for comparable caskets. And, they are substantially higher than those that defendants would have charged in a world absent their exclusionary acts.
A.	Defendants’ Group Boycott of ICDs
     63. At the heart of defendants’ efforts to quash ICD competition and fix and maintain their supracompetitive pricing of caskets is their conspiracy to prevent ICDs from selling to consumers at discounted prices the dominant Batesville brand of casket as well as certain other casket brands. Defendants and their co-conspirators have accomplished this through their collective refusal to sell Batesville and certain other brands of caskets to ICDs. All defendants, including Batesville, have engaged in this group boycott with full knowledge of and/or willful intent to participate in this conspiracy.
1.	Batesville’s Anti-ICD Policy
     64. Batesville will only sell its caskets to licensed funeral directors operating licensed funeral homes. It will not sell its caskets to ICDs. Batesville’s restrictive sales policy directly flows from the horizontal conspiracy to boycott ICDs entered into by Stewart, Alderwoods, SCI and their co-conspirator funeral homes. Batesville has knowingly and/or willfully participated in this group boycott. Certain other casket manufacturers have similar sales policies which flow from this conspiracy.
     65. Following the passage of the Funeral Rule, ICDs began to enter the casket market and sell caskets to consumers at discounted prices. In response to this entry, Stewart, Alderwoods, SCI and their co-conspirator funeral homes entered into an agreement to boycott ICDs, specifically by collectively pressuring Batesville and other casket manufacturers to restrict casket distribution to licensed funeral homes. This agreement to boycott ICDs has been facilitated by meetings and seminars held or sponsored by industry trade associations governed and/or substantially influenced by Stewart, Alderwoods, SCI and their co-conspirators.
     66. The pressure placed upon Batesville and other casket manufacturers by Stewart, Alderwoods, SCI and their co-conspirator funeral homes has continued unabated and has come in two principal forms.

First, to effectuate their horizontal agreement to deprive ICDs of the dominant Batesville caskets and other name-brand caskets, Stewart, Alderwoods, SCI and their co-conspirator funeral homes have withheld, or threatened to withhold, their business from Batesville and other casket manufacturers if they sell to ICDs. Second, they have encouraged other funeral homes to take similar action.
     67. The Funeral Home Defendants and their co-conspirators not only have conspired to create the boycott. They also have collectively acted to police it to ensure that “rogue” funeral homes — unaffiliated with the Funeral Home Defendants and their co-conspirators — do not supply ICDs with Batesville caskets. Stewart, Alderwoods and SCI all have engaged in such “policing” activities and all have “reported” to Batesville ICDs that have purchased Batesville caskets for resale on the “black market.” After receiving such reports, Batesville has tracked down (through the serial number branded on the casket) the funeral home that sold the casket to the ICD and threatened to stop dealing with the “rogue” funeral home if it continued to deal with ICDs. This conduct by Batesville has caused funeral homes to comply with defendants’ boycott by ceasing their supply of Batesville caskets to ICDs.
     68. The threats by each of the Funeral Home Defendants and their co-conspirators to withhold business from Batesville have caused Batesville in recent years to refine and broaden its restrictive sales policy in furtherance of the conspiracy.
     69. In May 2001, Batesville adopted a new sales policy that went beyond merely limiting its casket sales to funeral homes. It also restricted Batesville’s delivery of caskets to the funeral homes that actually ordered them.
     70. Batesville amended its sales policy in response to the growth of Internet-based ICDs that were circumventing the boycott with the help of rogue funeral homes that — for a price — were willing to purchase Batesville caskets on the ICDs’ behalf. The funeral home would then direct Batesville to deliver it to the funeral home actually performing the funeral service for the ICD customer.
     71. By requiring delivery of the casket to the funeral home that ordered it, Batesville’s new sales policy was designed to disrupt this avenue for side-stepping the boycott. This was made clear by the Batesville memorandum introducing the amended sales policy — a memorandum that evidences that Batesville had altered its sales policy as part of its agreement with Stewart, Alderwoods, SCI and their co-conspirators to foreclose discount competition in caskets:
The increasing growth of third party casket sales, especially on the Internet, continues to be a challenge that faces all of us in funeral service.... The purpose of this [new sales policy] is to ensure we do not inadvertently accept an order from a third party seller for subsequent delivery to a funeral home.... This policy is the way we have chosen to operate and reflects the relationship between Batesville and our valued funeral home customers. [Emphasis added.]
     72. Despite its amended sales policy, some Internet-based ICDs continued to gain access to Batesville caskets. So, in July 2004, Batesville amended its sales policy yet again, this time requiring that the funeral home ordering and receiving the Batesville casket also be the one ultimately billed for it. In a letter dated July 2, 2004 to its funeral home customers, Batesville described the change in policy as follows:
Our previous practice of permitting the receiving funeral home to place the order and then having the invoice go to another business entity has ended. Effective July 12, Batesville will only deliver caskets to the funeral home business entity that will be invoiced for the casket and which will be responsible for payment.
     73. As reported in Funeral Monitor, one of the leading publications in the funeral industry, Batesville’s new policy was designed to “close[] the door on third party casket sellers ....“ Funeral Monitor explained why:
Since it is unlikely many [funeral homes] will agree to order, receive, and pay for a casket they then have to turn around and invoice at cost to the seller who marks it up and takes the profit, the new policy may indeed put the skids on casket retailers and Internet marketers who advertise low discount prices and free next-day delivery on Batesville caskets.
     74. Batesville has taken pains to publicize its new sales policy to consumers in a further effort to cement the boycott of ICDs. Beginning in October 2004, Batesville initiated an on-line consumer “education” program that consists of a sponsored link featuring a “Consumer Alert” on several popular consumer search engines such as Google.com. The link goes to Batesville’s home page which prominently displays a “Casket Consumer Alert” icon providing the following message: “Online retailers who are not funeral homes but nevertheless sell Batesville caskets are not authorized to do so .... Only authorized and licensed funeral homes can guarantee that your casket will be authentic and of the highest Batesville Casket quality standards.” (Emphasis in original.)
2.	Defendants’ Conspiracy to Boycott ICDs
     75. The conspiracy among the Funeral Home Defendants, Batesville and their co-conspirators to boycott ICDs is an “open secret” in the industry.
     76. The April 19, 2004 edition of Funeral Service Insider, a “completely independent” publication of “[n]ews, [a]nalysis and guidance for funeral service professionals,” reported the following results of a survey it conducted on what funeral homes are doing to combat the threat of ICD competition:
One third of our survey respondents say they’ve pulled their business from casket or vault suppliers who deal with third-party sellers — and nearly one-fifth say they’ve gone even further: They’ve urged other funeral homes to boycott suppliers who deal with third party sellers. [Emphasis added.] The results of this survey — which are plainly understated based on the reluctance of most companies to admit to per se violations of the antitrust laws — reflect how pervasive the group boycott is within the funeral industry.
     77. Indeed, George Lemke, Executive Director of the Casket and Funeral Supply Association — the principal trade association for the funeral supply industry — referred to the boycott of ICDs as an “unwritten tradition” in the industry. In the context of Costco’s recent efforts to become an ICD, Mr. Lemke stated:
I know of no [casket] manufacturer who would willingly risk his relationship with licensed funeral homes by cooperating in such a scheme [to supply Costco with caskets]... Distributing through wholesale buying clubs would be a violation of the industry’s unwritten tradition. [Emphasis added.]
     78. Batesville’s new sales policy is simply the latest manifestation of this “tradition”— a “tradition” that Stewart, Alderwoods, SCI and their co-conspirators have each taken pains to maintain by conspiring, along with Batesville, to foreclose ICD competition. As reported in the August 2, 2004 Funeral Monitor, a representative of SCI admitted as much:
Facing continuing complaints from its largest customer [SCI], Batesville Casket

Company has moved to stop the sale of its caskets in casket stores and on the Internet.... According to an unnamed funeral director with SCI: “Funeral consumers have returned to us after funerals and questioned us about the price we charged them for a particular casket. In many cases they have gone on the Internet and found the same casket we sold them priced as much as 60 percent less than we charged.... [T]o prevent consumers from comparing apples to apples, we have asked Batesville to stop selling their caskets to casket stores and Internet vendors.”
3.	There Is No Legitimate Business Purpose For the ICD Boycott
     79. Batesville’s stated purpose for its restrictive sales policy is that only licensed funeral directors are qualified to se11 caskets:
We view the casket not just as a piece of merchandise, but as an integral part of the overall funeral service.... Working with professional funeral firms gives us a greater assurance that our products will be used with the dignity and purpose intended.
However, this rationale has been recognized by both the courts and the industry as pure pretext.
     80. The court in Casket Royale, Inc. v. Mississippi, 124 F. Supp. 2d 434 (S.D. Miss.2000), for example, rejected this rationale in striking down a Mississippi statute that prevented ICDs from selling caskets. Finding that a casket is nothing more than a “glorified box,” the court concluded that selling one requires “no special skills” and that “any special training that [funeral] licensees may receive does not advance consumer protection” with respect to the sale of caskets.
Id. at 438-39.
     81. In striking down as unconstitutional an analogous Tennessee statute, the Fourth Circuit reached the identical conclusion: The proffered justifications for preventing ICDs from selling caskets “come close to striking us with the force of a five-week-old unrefrigerated dead fish, a level of pungence almost required to invalidate a statute under rational basis review.” Craigmiles, 312 F.3d at 225 (internal quotes and citations omitted).
     82. The International Cemetery and Funeral Association (the “ICFA”), which represents roughly 6,000 funeral homes, cemeteries, and other industry members, is equally dismissive of any justification for restrictions on who can sell caskets. In comments it submitted to the FTC in October 2002, the ICFA stated that laws preventing ICDs from selling caskets are “anticompetitive.” The ICFA scoffed at the notion that only licensed funeral directors should sell caskets:
Specifically, whether or not casket retailers should be registered sellers does not justify a requirement that such retailers must also graduate from mortuary science school, pass a licensing examination, and serve an apprenticeship at a funeral home, in order to sell a casket. These typical requirements for becoming a licensed funeral director in most states make no sense when applied solely to the sale of caskets. Columnist George Will succinctly stated the issue when he observed that requiring casket sellers to be licensed funeral directors was like saying only podiatrists can sell shoes.
     83. The pretextual nature of Batesville’s sales policy is further demonstrated by the way it is applied. Batesville has refused to sell its caskets to ICDs even if they are operated by licensed funeral directors, and even if these licensed funeral directors were prior customers of Batesville.
     84. One example of Batesville’s unjustifiable sales policy involved a licensed funeral director and owner of several funeral homes who received from Batesville an award for outstanding service in connection with his sale of Batesville caskets. But when he sold his funeral homes and opened an ICD operation, Batesville refused to continue selling to him.
     85. Batesville has also argued that its sales policy is justified because it needs to ensure that only establishments with physical facilities sell its product. According to Batesville, it is important for funeral consumers to view sample Batesville caskets in showrooms prior to purchase. The pretextual nature of this purported justification is demonstrated by the fact that Batesville refuses to supply its caskets to ICDs even if they have such physical facilities (including showrooms).
     86. The lack of legitimate business purpose behind the refusal of Batesville and other casket manufacturers to sell to ICDs is perhaps best revealed by the fact that by closing down a potentially vibrant and lucrative distribution source, they are acting against their own economic self-interest. One Batesville customer admitted as much when questioned by Funeral Monitor about Batesville’s newly amended sales policy:
In light of increasing cremations, fewer caskets being sold, and the low-cost caskets arriving from China, an intelligent person has to scratch his or her head and wonder why a casket company would willingly reduce its market.
     87. Funeral Monitor agreed with this assessment:
I’m no economist and I could be wrong, but it’s hard to understand how any manufacturer investing the labor and materials before bringing a product to market could plan to grow by shrinking its channels of distribution .... Even a groundswell of satisfied [funeral home] customers might not be enough to surpass (or at least balance) the amount of business Batesville is willing to turn away. The last time I checked, every death gets a maximum of one casket (if that, with the rise of cremation). And no matter how appreciative Batesville’s [funeral home] customers might be, they are not going to order two caskets out of love and loyalty when only one will do.
B.	Defendants’ Campaign of Disparagement
     88. The second aspect of defendants’ conspiracy is their agreement to individually and collectively disparage ICDs and the caskets they sell. Such a campaign has been facilitated by defendants’ efforts to restrict ICDs from selling Batesville and other major brand caskets. By ensuring that consumers comparing the caskets defendants and their co-conspirators sell to those the ICDs sell are not comparing “apples to apples,” defendants and their co-conspirators are free to disparage the ICD caskets without also denigrating the caskets they sell. In truth, the caskets sold by ICDs are generally similar or superior to those manufactured by Batesville and the other boycotting brands. Nevertheless, many consumers will only purchase a Batesville or other major brand casket because of what they are told by the Funeral Home Defendants or their co-conspirators.
     89. Accordingly, virtually identical comments made by defendants and their co-conspirators maligning ICD caskets abound. Some of the most commonly used lines disparaging ICD caskets include: “their handles fall off,” “the bottoms drop out,” “they are made by prisoners,” “they are tin cans,” and “they are all seconds.”
     90. These types of disparaging comments are made not only in face-to-face encounters between consumers and funeral directors employed by Stewart, Alderwoods, SCI and their co-conspirator funeral homes. They are also made publicly by participants in these conspiracies, through the press or other media outlets, to create the wide-spread perception among consumers that ICDs are disreputable and their caskets inferior.
     91. For example, a spokesperson for the California FDA — an organization that is governed and/or substantially influenced by Stewart, Alderwoods and SCI — publicly stated:
The caskets you get online are inferior, yes they are. They’re not as good at all. ... Let’s say your next door neighbor dies and the family buys a casket online. We put her in the casket, take four steps up the stairs at the ceremony, and mom falls out the bottom. Who are they gonna sue? ... I sure as hell wouldn’t want to walk into a funeral store and see a guy that looked like a used car salesman.... I wouldn’t want to get a casket online — it might be from Mexico! Just the other day I saw one that looked like a Guadalajara special.
     92. In addition to the public and private comments disparaging the quality and integrity of ICDs and their caskets made by Stewart, Alderwoods, SCI and their co-conspirators, there are a number of “how-to” guides that defendants and their co-conspirators have prepared and disseminated to ensure that all funeral providers are spreading a consistent message.
     93. For example, the NFDA — an organization governed and/or substantially influenced by Stewart, Alderwoods and SCI — has engaged in an effort to get the funeral industry to adopt a unified anti-ICD stance with consumers through its publication, dissemination, and wide-spread promotion of its “Use of Third-Party Merchandise” form. The NFDA advises its funeral home members to demand that any customer intending to purchase an ICD casket sign this standard form. The form requires that the consumer “indemnify” and “hold harmless” the funeral home from any liability arising out of the consumer’s purchase of an ICD casket. It also provides an acknowledgement by the consumer of the purported risks associated with the purchase of an ICD casket:
The [consumer] authorizes the FUNERAL HOME to accept, unconditionally, the delivery of the casket. If the [consumer] decides after inspection of the casket that the casket is unacceptable, the [consumer] understands that this could delay and cause the originally scheduled funeral service to be rescheduled and that additional funeral charges could be added to compensate for the time incurred in rescheduling the ceremony.
     94. The true purpose behind the NFDA’s wide promotion of the form is not to shield funeral homes against liability or warn consumers about any real risks associated with an ICD purchase. Rather, it is to steer consumers — who are in their most vulnerable and impressionable state — away from ICDs and their products in furtherance of the conspiracy to supress ICDs.
     95. According to one funeral home that has used this type of form, it has proven extremely successful. Walton’s Family of Funeral Homes — an SCI Dignity Memorial partner — trumpeted in a recent edition of Funeral Service Insider that through its use of forms to “educat[e] families on the risks of going elsewhere for a casket,” it has been successful in shutting down two ICDs in its area and convincing 90% of the customers who were leaning towards an ICD casket to purchase it from the funeral home instead.
     96. Of particular note is the following language contained in the Walton form, a copy of which the Funeral Service Insider published in full:
Third party casket marketers are often “fly-by-night” operators working out of a telephone “hotbox,” cell phone or Internet site .... They have little or no Casket Inventory of their own because most reputable Casket manufacturers will not sell to them .... In most cases, the person selling you this Casket has neither seen the actual casket you have purchased, nor can they make an honest representation to you of its condition, when it was manufactured or how long it has been in storage. Most importantly, the person selling you a Casket cares about one thing and one thing only: Your Money. They care little about how satisfied you will be with the delivered casket and have limited recourse in promptly replacing a Casket that is delivered damaged or is not the actual Casket that you ordered... . We respectfully offer this information and our opinion to you as a means of protecting you and your family from any further distress during your time of grief and loss. [Emphasis in original.]
     97. Mark Blankenship, Walton’s General Manager and Vice President of Operations, told Funeral Service Insider that Walton’s use of these customer “education” forms is a much better practice for retaining casket sales than trying to compete with the lower pricing of the ICDs:
We tried that before, and its a slippery slope. You lose the integrity of your pricing .... Plus, pretty soon you’ll find yourself cutting casket prices for every family within certain tight-knit ethnic and religious communities .... Word spreads pretty fast.
Walton’s willingness to openly share its competitive strategy with other funeral homes is further evidence of defendants’ conspiracy.
          C.    Defendants’ Price Coordination

     98. The third aspect of defendants’ conspiracy is the agreement by Stewart, Alderwoods, SCI and their co-conspirator funeral homes to eliminate price competition for casket sales. They have accomplished this through restricting or preventing price advertising, sharing casket price information, and sham discounting funeral packages that require the purchase of a casket. Each of these price coordination measures has enabled the Funeral Home Defendants and their co-conspirators to fix and maintain supracompetitive pricing on the caskets they sell. In addition, the concerted efforts to promote and employ sham discounting have further suppressed the ability of ICDs to compete and constrain pricing in the casket market.
1.	No Price Advertising
     99. The funeral industry has historically been opposed to any form of price advertising in order to withhold price information from consumers. As the FTC recognized in its comments surrounding the creation of the Funeral Rule, a lack of price information facilitates reduced price competition and the charging of higher prices: “Consumer ignorance about prices will permit sellers to charge higher than competitive prices, even in a market with numerous sellers.”
     100. Through the price disclosure and anti-tying requirements of the Funeral Rule, the FTC hoped to remedy the lack of price information and price competition that existed in the funeral industry. However, due to the concerted efforts of Stewart, Alderwoods, SCI and their co-conspirators in coordinating their pricing, the FTC has not succeeded.
     101. In some cases, the Funeral Home Defendants and their co-conspirators have gone beyond simply encouraging a unified policy against price advertising; they have actually mandated it. For example, the Virginia Board of Funeral Directors and Embalmers, an industry “regulatory” body comprised primarily of representatives of funeral homes — including Alderwoods — recently settled with the FTC after the agency sued the Board for its ban on discount advertising.
     102. The FTC complained that the Board’s ban violated Section 5 of the FTC Act by constituting a “horizontal agreement[] among competing funeral directors.... that restricted price competition in the provision of funeral products and services .... ”
     103. The FTC concluded that the conduct was anticompetitive because it had the following effects:
[T]he conduct deprived consumers of truthful information about prices for funeral products and services; ... the conduct deprived consumers of the benefits of vigorous price competition ... ; and the conduct caused consumers to pay higher prices for funeral products and services than they would have in the absence of that conduct.
2.	Price Sharing
     104. The efforts of the Funeral Home Defendants and their co-conspirators to restrict price advertising is consistent with their overall efforts to coordinate pricing generally. One way they have accomplished this is through the annual pricing surveys that the NFDA has up until recently performed and that the Federated Funeral Directors of America (the “FFDA”) still performs. These listings of average prices for funeral products and services, including caskets, are compiled with the assistance of more than one thousand funeral homes nationally. As principal members of the national and state FDAs, Stewart, Alderwoods and SCI have supplied casket pricing information to their competition in connection with these surveys.
     105. According to the late Jessica Mitford, a noted authority on the consumer abuses of the funeral industry, “[i]ndustry observers have no doubt that the dissemination of these numbers within the trade serves to establish uniform price minimums, in violation of the antitrust laws.”
     106. Of particular note is that the FFDA, the current compiler of the survey, is a consultant to more than 1,300 funeral homes. Among the consulting services that FFDA provides to these homes is “pricing recommendations,” as advertised on FFDA’s website.
     107. In addition to the national pricing surveys, some of the state trade associations perform their own pricing surveys on a state-wide basis which further facilitates the fixing and maintenance of high casket prices. For example, the New Jersey FDA, an organization governed and/or substantially influenced by the Funeral Home Defendants and their co-conspirator funeral homes, conducts an annual pricing survey of its membership and reports its findings on its website. Among the findings highlighted are the average prices charged for caskets based on three levels of casket quality.
     108. In addition to the sharing of price information facilitated by these pricing surveys, the industry routinely offers formal training seminars on how caskets should be priced to foreclose competition from ICDs. For example, the Illinois FDA offered a seminar on this subject by industry consultant Ron Hast entitled Funeral Service Pricing & Packaging, Addressing Third Party Casket Sellers & Competition. Examples of other such seminars that have been held by the NFDA and other state FDAs include: Putting all your eggs in one casket? (NFDA presentation by NFDA spokesman David Walkinshaw); Understanding Innovative Funeral Service Pricing (NFDA presentation by David Walkinshaw); When it’s BMOC (bring your own casket) what do you do? (NFDA presentation by NFDA General Counsel Scott Gilligan); The New Competitor — Retail Casket Stores (Massachusetts FDA presentation by John Cannon, past NFDA President).
3.	Sham Discounting
     109. A common theme of these seminars, and central to the price coordination agreement of the Funeral Home Defendants and their co-conspirators, is the practice of sham discounting. Stewart, Alderwoods, SCI and their co-conspirator funeral homes have agreed as part of these conspiracies to sham discount in order to suppress discount casket competition and fix and maintain their casket pricing at supracompetitive levels.
     110. Under this pricing practice, funeral homes make “discounts” available only to consumers who purchase funeral “packages” that include a casket. Those that purchase a casket from an ICD are not eligible for the “package discount” and must pay artificially inflated a la carte pricing for the goods and services they purchase from the funeral home. The end result is that consumers pay the funeral home for the casket whether they purchase it from the funeral home or not.
     111. This pricing stratagem — also referred to as “reverse handling fees” — represents a clear attempt to undermine the freedom of choice and open competition the Funeral Rule was designed to foster.

     112. Stewart has employed sham discounting at its funeral homes located in Texas and throughout the United States in order to foreclose ICDs from competing on the merits. For example, under Stewart’s “Simplicity Package,” consumers that purchase a casket from an ICD rather than from the funeral home are charged substantially more for other funeral goods and services that they need. As a result, consumers have been steered away from ICDs and instead have purchased caskets from Stewart at prices that are still artificially high and substantially higher than the prices offered by ICDs.
     113. Alderwoods has similarly employed sham discounting at its funeral homes in Texas and throughout the United States in order to foreclose ICDs from competing on the merits. For example, Alderwoods has offered “package discounts to families who purchase an appropriate casket from our funeral home.” This package offering has similarly steered customers away from ICDs and caused them to purchase caskets from the funeral home at prices that are still artificially high and substantially higher than the prices offered by ICDs.
     114. SCI has similarly employed sham discounting at its funeral homes in Texas and throughout the United States as a means of foreclosing ICDs from competing on the merits. SCI has offered consumers a “package discount” on services and goods necessary to a funeral only if the consumer also purchases the casket from the funeral home. This package offering has similarly steered customers away from ICDs and caused them to purchase caskets from the funeral home at prices that are still artificially high and substantially higher than the prices offered by ICDs.
     115. The FTC has recognized the prevalence of sham discounting and the adverse effects it has on competition in the casket market:
Since the amendment of the Rule, the Commission is aware that some funeral providers may employ certain practices that may undermine the benefit to consumers and to competition intended by the Rule’s unbundling provisions...For example, the prices of itemized goods and services (appearing on the General Price List) may in some instances be inflated to the point of fictitiousness. Thus, virtually all consumers would choose to purchase “discount packages,” resulting in a situation where the discount package represents the de facto prices for the goods and services. Such a scenario may restrict consumer choice in a manner that frustrates the intended purpose of the Rule. Further, some members of the funeral industry have alleged that because such “discount packages” are often conditioned on the purchase of a casket, these packages are artificially constructed by certain funeral providers in order to eliminate competition in casket sales.
     116. The prevalence and anticompetitive effects of the agreement by Stewart, Alderwoods, SCI and their co-conspirator funeral homes to sham discount has also been widely recognized and attested to by a number of industry observers as well as funeral homes unaffiliated with the Funeral Home Defendants and their co-conspirators.
     117. For example, in comments it submitted to the FTC, the Graham Funeral Horne complained about this pricing practice as follows:
It seems that the growing trend in the industry is to artificially inflate the itemized prices to a ridiculous level, and then greatly discount the total price of the funeral if a package deal is selected, including the casket. This has the effect of not only forcing the consumer to purchase items they don’t necessarily need, but also unfairly closing the door to competition. If a client chooses to purchase a casket elsewhere, they are penalized by having to pay the artificially inflated prices taken from the price list. In effect, the package price becomes the “de facto” price, and subverts the intent of the funeral rule.
     118. The Vassar-Rawls Funeral Home similarly complained to the FTC about sham discounting:
Funeral packages are a sham used to circumvent the purpose for requiring itemized pricing. Funeral providers that use funeral packages, in most instances, grossly inflate their itemized prices and offer the packages at what they represent as a discount.
     119. The prevalence of sham discounting is directly attributable to the concerted efforts of Stewart, Alderwoods, SCI and their co-conspirators who have heavily promoted the practice as an effective way to combat the threat posed by ICDs.
     120. In addition to the industry seminars that spread the gospel of “package pricing,” the NFDA widely circulates to its membership pricing guides that advocate the use of sham discounting as an effective way to restrict ICD sales. Through these guides, the NFDA advises its members to raise their a la carte pricing to the point where the consumer will pay the funeral home a supracompetitive profit for the casket whether the consumer purchases it from the funeral home or not.
RELEVANT MARKET

     121. The sale of caskets to consumers is the product dimension of a relevant market. The geographic dimension of this market is the United States.
     122. Because of the unique purpose they serve — containing the remains of a loved one for burial — caskets are not reasonably interchangeable with any other products.
     123. From the standpoint of both consumers and suppliers, there are no reasonable substitutes for caskets. Even in the face of a small but significant and nontransitory price increase, consumers have not, and would not, substitute their purchase of a casket with the purchase of a different product.
     124. There is widespread recognition of a casket market by both the industry and the courts. Indeed, in Pennsylvania Funeral Directors, the Third Circuit plainly recognized the existence and economic coherence of a casket market when it upheld the validity of the FTC’s ban on casket handling fees: “[C]ompetition in the market for caskets can be expected to increase with the ban in effect .... Increasing competition in the casket market is likely to drive the cost of caskets down.” 41 F.3d at 91 (emphasis added).
     125. The geographic dimension of the casket market is the United States because of the availability of the Internet as a source for purchasing caskets. The use of the Internet has become particularly prevalent over the past decade. Indeed, it is the emergence of Internet-based ICDs that has prompted defendants to step up their concerted efforts to suppress ICD competition through the exclusionary acts described herein. But for defendants’ anticompetitive conduct, the Internet would be a much more vibrant medium through which consumers could purchase caskets.
MARKET POWER
     126. SCI, Alderwoods and Stewart collectively own thousands of funeral homes in the United States and perform hundreds of thousands of funerals annually. Because of the size and scope of their funeral networks, and the large number of funerals they perform, the Funeral Home Defendants, both individually and collectively, have substantial market power over funeral merchandise suppliers such as Batesville.

     127. With SCI, this market power extends even beyond the number of funeral homes it owns. Through its Dignity Memorial partnerships with hundreds of non-SCI funeral homes, SCI influences and/or controls the pricing and practices of these affiliated funeral homes in locations where SCI otherwise has no presence.
     128. The Funeral Home Defendants, both individually and collectively, also have substantial market power over consumers. This market power is evidenced by the power over casket pricing each of the Funeral Home Defendants has. The Funeral Home Defendants charge consumers significantly more than ICDs charge for comparable caskets. Despite these large price differentials, consumers continue to purchase caskets from the Funeral Home Defendants. This market power is also evidenced from the Funeral Home Defendants’ power to exclude competition and reduce consumer choice.
     129. The substantial market power of the Funeral Home Defendants is even greater when aggregated with the collective power of the funeral home co-conspirators.
     130. Batesville — the supplier of the dominant brand of casket — also possesses market power over consumers. This is evidenced by the fact that many consumers will only purchase Batesville caskets. This is further evidenced by the fact that hundreds of thousands, if not millions, of consumers have purchased Batesville caskets at supra-competitive prices during the relevant damages period. Batesville’s market power is further evidenced by the foreclosure of ICDs that has resulted from defendants’ agreement to prevent ICDs from selling Batesville caskets. Simply put, as Batesville has market power over consumers, ICDs cannot compete without Batesville branded caskets.
HARM TO COMPETITION
     131. Through their group boycott, disparagement and coordinated pricing campaigns —whether viewed independently or collectively — defendants have harmed competition in the casket market in three principal ways. First, they have excluded competition from ICDs.

          Second, they have succeeded in charging supracompetitive prices for the caskets they sell consumers. And third, they have limited the variety and choice of caskets available to consumers. In addition, defendants’ conduct has suppressed competition in the sale of other funeral goods and services to consumers.
          A.   ICD Competition Has Been Excluded
     132. Through their group boycott of ICDs, defendants and their co-conspirators have succeeded in restricting the ability of ICDs to sell at discount prices the dominant Batesville brand of casket and certain other brands of caskets such as Aurora and York. ICDs are either completely blocked from selling these caskets, or severely restricted from doing so by being forced to try to purchase these caskets indirectly from rogue funeral homes unaffiliated with the Funeral Home Defendants and their co-conspirators.
     133. Many consumers will only purchase the dominant Batesville brand of casket or certain other brands of caskets because of the false perception fostered by defendants and their co-conspirators that these caskets are superior to those sold by ICDs. ICDs are foreclosed from competing with funeral homes on a level playing field for these consumers. They either are barred from making the sale altogether, or can do so only on terms that significantly add to their costs or make the product less attractive to consumers.
     134. Defendants’ campaign of disparagement further forecloses ICD competition by steering consumers — who are extremely impressionable because of grief, time pressure, and inexperience — away from making ICD purchases.
     135. The Funeral Home Defendants’ concerted efforts to engage in sham discounting have also foreclosed ICD competition. Sham discounting prevents consumers from making purchase decisions based on price since they will pay the funeral home for the casket whether or not they actually purchase it from the funeral home.
     136. As a result of defendants’ anticompetitive conduct, numerous ICDs have either lost a significant percentage of their sales to funeral homes, or have gone out of business altogether.
          B.   Consumers Pay Fixed and Supracompetitive Prices For Caskets
     137. Defendants’ exclusionary acts have also resulted in consumers paying fixed and supracompetitive prices for caskets. Foreclosed from competing on a level playing field because of the group boycott, campaign of disparagement, and sham discounting practices of defendants and their co-conspirators, ICDs are unable to constrain the Funeral Home Defendants’ casket pricing to the extent they would have in a world absent the conspiracies. The Funeral Home Defendants and their co-conspirators have further fixed prices and eliminated price competition among themselves through their various price coordination activities.
     138. Accordingly, Stewart, Alderwoods, SCI and their co-conspirators have charged hundreds of thousands of consumers, including each of the named individual plaintiffs in this action, fixed and supracompetitive prices for caskets. These prices are substantially higher than those charged by ICDs for comparable caskets. And, they are substantially higher than the prices the Funeral Home Defendants and their co-conspirators would have charged in a world absent their exclusionary acts.
     139. In an unrestrained environment where they would have faced substantially greater price competition from ICDs, the Funeral Home Defendants and their co-conspirators would have been forced to lower their casket prices in order to compete with the lower pricing of ICDs. They also would have been forced to engage in price competition among themselves absent their price coordination efforts.
     140. The price-constraining effect of unrestrained competition by ICDs has been recognized by every court that has considered the issue. For example, in upholding the FTC’s ban on “casket handling fees,” the Third Circuit found that these fees “precluded much true competition from third parties which would ordinarily result in prices charged being driven down.” Pennsylvania Funeral Directors, 41 F.3d at 91.
     141. Similarly, in invalidating Tennessee’s requirement that only licensed funeral providers may sell caskets, the Sixth Circuit held:
The licensure requirement imposes a significant barrier to competition in the casket market. By protecting licensed funeral directors from competition on caskets, the [rule] harms consumers in their pocketbooks.... [W]e invalidate only the [state’s] naked attempt to raise a fortress protecting the monopoly rents that funeral directors extract from consumers.
Craigmiles, 312 F.3d at 228-29.
     142. In rescinding an analogous statute from Mississippi, the court in Casket Royale similarly concluded:
As a result of this [restriction], consumers in Mississippi are offered fewer choices when it comes to selecting a casket. Consequently, there is less price competition among the sellers of caskets. Ultimately, the consumer is harmed by this regulation as one is forced to pay higher prices in a far less competitive environment.
124 F. Supp. 2d. at 440.
          C.    Consumer Choice Has Been Restricted
     143. Through their concerted efforts to foreclose competition from ICDs — particularly those that sell through the Internet — defendants have also substantially restricted the range of casket choices available to consumers.
     144. Stewart, Alderwoods and SCI offer consumers only one brand of casket — Batesville. Moreover, they routinely steer their customers to a limited selection of Batesville caskets, typically the most expensive caskets the consumer can (or in some cases, can’t) afford.
     145. In contrast, ICDs — particularly those that are Internet-based — offer consumers a pressure-free environment to view a large variety of caskets from various manufacturers, and in different styles and price ranges. ICDs also provide consumers with a source for highly individualized caskets which funeral homes are unable or unwilling to offer.
     146. The expanded casket variety and choice available to consumers only through the ICD channel has been recognized by the FTC as another key reason for its creation of the Funeral Rule:
Third-party casket sellers can benefit consumers by expanding the range of casket choices available in a market along additional dimensions. For example, consumers desiring highly individualized caskets made by artists or craftsmen may be unable to find such caskets through funeral homes.
          D.   Competition in the Sale of General Funeral Services Has Been Suppressed
     147. The threat to the Funeral Home Defendants and their co-conspirators from unrestrained ICD competition is not simply about fixing and maintaining their supracompetitive pricing on caskets. It is also about suppressing competition with respect to all of the other funeral goods and services they provide. If ICDs become a viable alternative source from which consumers can purchase lower-priced caskets, consumers will begin to challenge the prices charged by the Funeral Home Defendants and their co-conspirators for the other funeral goods and services they sell.
     148. Moreover, ICDs offer a potential vehicle for consumers to shop around for low-cost funeral providers through referral services that some ICDs offer. Indeed, some Internet based ICDs offer their customers a nationwide network of funeral homes unaffiliated with the Funeral Home Defendants and their co-conspirators that will provide deep discounts over their general prices.
     149. Costco, which recently has taken steps to enter the casket market as an ICD, also has in place plans to establish a national network of funeral providers that will provide discounted services to Costco members. In the industry press describing Costco’s entry into the casket market, Costco’s planned referral network was highlighted as one of the principal threats to and concerns of funeral homes.
          E.   There Is No Legitimate Business Purpose For Any of Defendants’ Conduct
     150. There is no legitimate business justification for the concerted efforts of defendants and their co-conspirators to suppress competition in the casket market. Their conduct and conspiracies are solely for the purpose of excluding competition from ICDs, fixing and maintaining supracompetitive prices for the dominant Batesville brand and certain other brands of casket, restricting consumer choice, and protecting the Funeral Home Defendants and their co-conspirators from competition in the sale of other funeral goods and services that would result if consumers had free and open access to ICDs.
CLASS ACTION ALLEGATIONS

     151. The Consumer Plaintiffs bring this action as a class action under Rule 23(b)(3) of the Federal Rules of Civil Procedure for violations of Sections 1 and 2 of the Sherman Act, 15 U.S.C. §§ 1, 2, and the California Unfair Competition Law, Section 17200 of the California Business and Professions Code. The Rule (b)(3) Class is comprised of all consumers located in the United States who purchased Batesville caskets from the Funeral Home Defendants during the fullest period permitted by the applicable statute of limitations.
     152. All of the members of the Rule (b)(3) Class were injured as a result of the supracompetitive prices charged for caskets by the Funeral Home Defendants — supracompetitive prices achieved as a result of the conspiracies detailed herein. The Rule (b)(3) Class does not include the defendants or their co-conspirators.
     153. Members of the (b)(3) Class include hundreds of thousands, if not millions, of consumers. They are so numerous that their joinder would be impracticable.
     154. FCA and the Consumer Plaintiffs also bring this action as a class action under Rule 23(b)(2) of the Federal Rules of Civil Procedure, for violations of Sections 1 and 2 of the Sherman Act, 15 U.S.C, §§ 1, 2 and the California Unfair Competition Law, Section 17200 of the California Business and Professions Code. The Rule (b)(2) Class includes the FCA, all members of the Rule (b)(3) Class, and all consumers who are threatened with injury by the conspiracies detailed herein.
     155. Defendants have acted, continued to act, refused to act and continued to refuse to act on grounds generally applicable to the Rule (b)(2) Class, thereby making appropriate final injunctive relief with respect to the Rule (b)(2) Class as a whole. The Rule (b)(2) Class does not include defendants or their co-conspirators.
     156. Members of the Rule (b)(2) Class include hundreds of thousands, if not millions, of consumers. They are so numerous that their joinder would be impracticable.
     157. Common questions of law and fact exist with respect to all Class members and predominate over any questions solely affecting individual Class members. Among the questions of law and fact common to the Class are the following:
•	Whether defendants and their co-conspirators have engaged in a concerted effort to fix and maintain supracompetitive casket prices.

•	Whether defendants and their co-conspirators have engaged in a concerted effort to suppress or exclude competition in the casket market.

•	Whether the prices for Batesville caskets the Funeral Home Defendants sold during the limitations period were higher than they would have been absent the anticompetitive conduct alleged herein.

•	Whether, and to what extent, defendants’ anticompetitive conduct has harmed competition in the casket market.

•	The duration and scope of defendants’ conspiracies.

•	Whether there is any legitimate business purpose for defendants’ anticompetitive conduct (for plaintiffs’ rule of reason claims).
     158. Neither FCA nor the Consumer Plaintiffs have any conflict of interest with Class members. Their claims are typical of the claims of the Class and they will fairly and adequately protect the interests of the Class. Counsel competent and experienced in federal class action and federal antitrust litigation has been retained to represent the Class.
     159. This action is superior to any other method for the fair and efficient adjudication of this legal dispute since joinder of all members is not only impracticable, but impossible. The damages suffered by certain members of the Class are small in relation to the expense and burden of individual litigation and therefore it is highly impractical for such Class members to seek redress for damages resulting from defendants’ anticompetitive conduct.
     160. There will be no extraordinary difficulty in the management of the Class action.
CLAIMS FOR RELIEF
FIRST CLAIM FOR RELIEF
— Against All Defendants —
(Per Se Unlawful or Rule of Reason Price-Fixing)
     161. Plaintiffs repeat and reallege each and every allegation of this complaint as if fully set forth herein.

     162. Each of the defendants, along with their co-conspirators, have entered into continuing illegal contracts, combinations or conspiracies in restraint of trade, the purpose and effect of which are to fix and maintain supracompetitive prices on caskets. These contracts, combinations or conspiracies are illegal per se under Section 1 of the Sherman Act, 15 U.S.C. § 1.
     163. These contracts, combinations or conspiracies have caused substantial anticompetitive effects in the casket market. They have excluded competition from ICDs. They have fixed and maintained supracompetitive prices for the caskets that the Funeral Home Defendants and their co-conspirators sell. And, they have restricted the variety of casket choices available to consumers.
     164. These contracts, combinations or conspiracies have no legitimate business purpose. They achieve no legitimate efficiency benefit to counterbalance the substantial anticompetitive effects they have caused in the casket market.
     165. As a result of these violations of Section 1 of the Sherman Act, plaintiffs and Class members have been injured in their business and property in an amount not presently known, but which is, at a minimum, hundreds of millions of dollars, prior to trebling.
     166. Such violation and the effects thereof are continuing and will continue unless injunctive relief is granted. Plaintiffs and Class members have no adequate remedy at law.
SECOND CLAIM FOR RELIEF
— Against All Defendants —
(Per Se Unlawful or Rule of Reason Group Boycott)
     167. Plaintiffs repeat and reallege each and every allegation of this complaint as if fully set forth herein.
     168. Each of the defendants, along with their co-conspirators, have entered into continuing illegal contracts, combinations or conspiracies in restraint of trade, the purpose and effect of which are to fix and maintain supracompetitive prices on caskets and eliminate competition from ICDs in the sale of caskets to consumers. These contracts, combinations, agreements or conspiracies are illegal per se under Section 1 of the Sherman Act, 15 U.S.C. § 1.
     169. Each of the Funeral Home Defendants — individually, collectively among themselves, and collectively with their co-conspirators — possess and exercise market power over Batesville and consumers. Their ability to get Batesville to act against its economic self-interest by not supplying ICDs with caskets as well as their ability to fix and maintain supracompetitive prices is evidence of the individual and collective market power of the Funeral Home Defendants.
     170. These contracts, combinations or conspiracies have caused substantial anticompetitive effects in the casket market. They have excluded competition from ICDs. They have fixed and maintained supracompetitive prices for the caskets that the Funeral Home Defendants and their co-conspirators sell. And, they have restricted the variety of casket choices available to consumers.
     171. These contracts, combinations or conspiracies have no legitimate business purpose. They achieve no legitimate efficiency benefit to counterbalance the anticompetitive effects they cause in the casket market.
     172. As a result of these violations of Section 1 of the Sherman Act, plaintiffs and Class members have been injured in their business and property in an amount not presently known, but which is, at a minimum, hundreds of millions of dollars, prior to trebling.
     173. Such violation and the effects thereof are continuing and will continue unless injunctive relief is granted. Plaintiffs and Class members have no adequate remedy at law.
THIRD CLAIM FOR RELIEF
— Against Funeral Home Defendants —
(Conspiracy to Monopolize)
     174. Plaintiffs repeat and reallege each and every allegation of this complaint as if fully set forth herein.

     175. Each of the Funeral Home Defendants, along with their co-conspirators, have willfully, knowingly, intentionally and with the specific intent to do so, combined and conspired to monopolize the casket market. This combination and conspiracy is illegal under Section 2 of the Sherman Act, 15 U.S.C. § 2.
     176. The combination and conspiracy to monopolize the casket market has been effectuated by the means and overt acts set forth above, among others.
     177. The combination and conspiracy to monopolize the casket market has caused substantial anticompetitive effects in the casket market. It has excluded competition from ICDs. It has fixed and maintained supracompetitive prices for the caskets that the Funeral Home Defendants and their co-conspirators sell. And, it has restricted the variety of casket choices available to consumers.
     178. The combination and conspiracy has no legitimate business purpose. It achieves no legitimate efficiency benefit to counterbalance the anticompetitive effects it causes in the casket market.
     179. As a result of this violation of Section 2 of the Sherman Act, plaintiffs and Class members have been injured in their business and property in an amount not presently known, but which is, at a minimum, hundreds of millions of dollars, prior to trebling.
     180. Such violation and the effects thereof are continuing and will continue unless injunctive relief is granted. Plaintiffs and Class members have no adequate remedy at law.
FOURTH CLAIM FOR. RELIEF
— Against All Defendants —
(For Violations Of California’s Unfair Competition Law)
     181. Plaintiffs repeat and reallege each and every allegation of this complaint as if fully set forth herein.
     182. Defendants’ contracts, combinations or conspiracies constitute unlawful or unfair business acts and practices under Section 17200 of the California Business and Professions Code.
     183. Defendants and their co-conspirators have engaged in “unlawful” business acts and practices by violating Sections 1 and 2 of the Sherman Act, 15 U.S.C. §§ 1, 2.
     184. Plaintiffs reserve the right to allege other violations of law which constitute unlawful acts or practices. Such conduct is ongoing and continues to date.
     185. Defendants and their co-conspirators have also engaged in “unfair” business acts and practices in that the harm caused by their contracts, combinations or conspiracies offends public policy, is immoral, unscrupulous, unethical, deceitful and offensive, and causes substantial economic injury to consumers.
     186. As a result of these violations of California’s Unfair Competition Law, plaintiffs and Class members have been injured in their business and property in an amount not presently known, but which is, at a minimum, hundreds of millions of dollars.
     187. Such unlawful or unfair business practices are continuing and will continue unless relief enjoining these practices is granted under Section 17204 of the California Business and Professions Code. Plaintiffs and Class members have no adequate remedy at law.
RELIEF SOUGHT
WHEREFORE, the Class requests the following relief:
     A. That the Court declare, adjudge and decree that defendants have committed the violations of federal and state law alleged herein;
     B. That defendants, their directors, officers, employees, agents, successors, and assigns be permanently enjoined and restrained from, in any manner, directly or indirectly, fixing casket prices, boycotting ICDs, disparaging ICDs, sharing casket price information, restricting casket price advertising, offering sham discounts through package pricing, and committing any other violations of Sections 1 and 2 of the Sherman Act or California’s Unfair Competition Law, and that defendants, their directors, officers, employees, agents, successors, and members be enjoined and restrained from, in any manner, directly or indirectly, committing any other violations of statutes having a similar purpose or effect.
     C. That defendants provide Class members with damages, in an amount to be proven at trial, to be trebled according to law, plus interest — including prejudgment interest — to compensate them for the overcharges they incurred from defendants’ violations of the federal antitrust laws.
     D. That defendants provide Class members with restitution for the overcharges that were extracted by violating the California Unfair Competition Law.
     E. That the Court award the Class attorneys’ fees and costs of suit, and such other and further relief as this Court may deem just and proper.

DEMAND FOR JURY TRIAL
Plaintiffs demand a trial by jury.
DATED: October 12, 2005

CONSTANTINE CANNON, PC

By:

Matthew U. Cantor Attorney-in-Charge, Plaintiffs

-and-

By:

Gordon Schnell Attorney-in-Charge, Plaintiffs

Matthew L. Cantor (pro hac vice pending)
Gordon Schnell (pro hac vice pending)
Kerin E. Coughlin (pro hac vice pending)
Jean Kim (pro hac vice pending)
450 Lexington Avenue
New York, NY 10017
Telephone: (212) 350-3700
Facsimile: (212) 350-2701

Lead Counsel for Plaintiffs and The Putative Class Counsel for Funeral Consumers Alliance, Inc. Gloria Jaccarino Bender, Anthyony J. Jaccarino, Donna Sprague, Sandra Gonzalez and Deborah Winch

Of Counsel: LAW OFFICES OF JEFFREY F. KELLER Jeffrey F. Keller Kathleen R. Scanlan 425 Second Street Suite 500 San Francisco, CA 94107 Telephone: (415) 543-1305 Facsimile: (415) 543-7861

Counsel for John Clark

EMERY CELLI BRINCKERHOFF & ABADY LLP Jonathan S. Abady Andrew G. Celli Katherine F. Rosenfeld 545 Madison Avenue New York, NY 10022 Telephone: (212) 763-5000 Facsimile: (212) 763-5001

Counsel for Gloria Jaccarino Bender, Anthony J. Jaccarino, Donna Sprague and Gay Holtz

LAW OFFICES OF STEVEN M. SHERMAN Steven M. Sherman 220 Montgomery Street Suite 1500 San Francisco, CA 94104 Telephone: (415) 403-1660 Facsimile: (415) 397-1577

Counsel for Ira and Nancy Hehnan and Donald Sprague

MILLER, FAUCHER AND CAFFERTY Bryan L. Clobes
Melody Forrester
Michael Tarringer
18th & Cherry Streets
One Logan Square, Suite 1700
Philadelphia, PA 19103
Telephone: (215) 864-2800
Facsimile: (215) 864-2810

Counsel for Frances H. Rocha

ZWERLING, SCHACHTER & ZWERLING, LLP Robert S. Schachter Stephen L. Brodsky Paul Kleidman 41 Madison Avenue, 32nd Floor New York, NY 10010 Telephone: (212) 223-3900 Facsimile: (212) 371-5969

Counsel for Marsha Burger

HAGENS BERMAN SOBOL SHAPIRO LLP

George W. Sampson 1301 Fifth Avenue Suite 2900 Seattle, WA 98101 Telephone: (206) 623-7292 Facsimile: (206) 623-0594

Counsel for Marla and Tony Magsarili

SPECTOR, ROSEMAN & KODROFF Eugene A. Spector Jeffrey J. Corrigan William B. Caldes Simon Paris 1818 Market Street, Suite 2500 Philadelphia, PA 19103 Telephone: (215) 496-0300 Facsimile: (215) 496-6611

Counsel for Anna Kain

LABATON SUCHAROW & RUDOFF LLP Hollis Salzman Kellie Safar 100 Park Avenue New York, NY 10017-5563 Telephone: (212) 907-0700 Facsimile: (212) 818-0477

CHIMICLES & TIKELLIS Michael Gottsch Daniel B. Scott 361 Lancaster Avenue Haverford, PA 19041 Telephone: (610) 642-8500 Facsimile: (610) 649-3633